EXPERTS

The consolidated financial statements and the related financial statement schedules, incorporated in this prospectus by reference from the Allstate Life Insurance Company’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated March 13, 2008 (which report expresses an unqualified opinion with respect to the consolidated financial statements and includes an explanatory paragraph relating to a change in method of accounting for uncertainty in income taxes and accounting for deferred acquisition costs associated with internal replacements in 2007). Such financial statements and related financial statement schedules have been have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.